EXHIBIT INDEX

Exhibit (h)(5)      Transfer Agency Agreement between Registrant and American
                    Express Client Service Corporation dated Feb. 1, 1999

Exhibit (p)(1)      Trustees' Power of Attorney to sign Amendments to this
                    Registration Statement dated January 14, 1999

Exhibit (p)(2)      Officers' Power of Attorney to sign Amendments to this
                    Registration Statement dated March 1, 1999